NEWS RELEASE	TeraForce Technology Corporation Expands and Restructures Financing Facilities New Arrangements Provide Additional Capital and Extend Maturities

Contact:	Patty Dickerson, Investor Relations — 469-330-4969 pdickerson@teraforce-tech.com

RICHARDSON, TEXAS (March 15, 2005) – TeraForce Technology Corporation (OTCBB: TERA) today announced that it has entered into agreements that expand working capital available to the Company, extend the maturity of certain existing obligations and consolidate certain existing facilities.

The Company and its wholly-owned subsidiary, DNA Computing Solutions, Inc. have entered into a new $2,750,000 revolving credit facility with Encore Bank and a $500,000 convertible note with a private investor. Initial proceeds from the borrowings were used to retire credit facilities with FirstCapital Bank totaling $1,725,000. The balance will be available for general working capital purposes. The new credit arrangements bear interest at prime plus 50 basis points and mature March 14, 2006. Amounts borrowed are secured by the assets and stock of DNA and limited guaranties provided by seven private investors, including one of the Company’s former directors.

The private investors that have provided the guaranties for the Encore Bank facility have previously provided similar guaranties for the FirstCapital Bank loans. Under those arrangements they had been granted conversion rights for a total of 9,965,278 shares of the Company’s common stock and warrants to purchase an additional 15,937,500 shares of common stock. These previously granted rights and warrants have been cancelled in connection with the new financing. As consideration for providing the supporting guaranties and the convertible note, the investors have been granted the right to purchase a total of 16,000,000 shares of common stock in exchange for $3,250,000, the proceeds of which must be used to retire the Encore facility, and warrants to purchase 32,500,000 shares of common stock. The warrants have an exercise price of $0.10 per share and expire March 1, 2010. The weighted average of the conversion price and the exercise price of the warrants is $0.133 per share.

The Company has also reached an agreement in principal to extend the maturity of its Bank One credit facility approximately twelve months from the current maturity of April 30, 2005. A scheduled $300,000 reduction in the facility and the supporting letter of credit has been deferred pending finalization of such extension. Borrowings under this facility currently total $3,900,000. The Bank One facility is secured by a letter of credit provided by a private investor. The private investor has agreed in principal to continue to provide the supporting letter of credit for the revised term of the facility.

As consideration for continuing to provide the letter of credit that secures the Bank One facility, the Company has agreed to amend the terms of warrants previously granted to this investor for the purchase of 6,500,000 shares of common stock. The exercise price of the warrants has been adjusted to $0.133 per share and the exercise period has been extended to April 30, 2007. The warrants currently expire April 30, 2006 and have an exercise price of $0.29 or 3,250,000 shares and $0.55 for 3,250,000 shares. In addition, the expiration period for previously issued warrants to purchase an additional 2,790,000 shares will be extended for twelve months from October 31, 2005 to October 31, 2006.

The Company has held discussions with the holders of its 12% Convertible Subordinated Notes regarding an extension of the maturity of the notes to June 30, 2006, from June 30, 2005. In exchange for the extension of the maturity the Company has proposed to issue additional warrants to these holders and to extend the expiration period of existing warrants. The Company hopes to conclude these arrangements within the next 30 days.

Robert E. Garrison II is a member of the investor group that has provided the guaranties related to the Encore Bank facility and has been a director of the Company since 1997. Concurrently with the new financing, Mr. Garrison has resigned as a director of the Company. The Company’s Board of Directors expects to elect a replacement for Mr. Garrison in the near future.

Herman M. Frietsch, Chairman and CEO of TeraForce commented, “We believe these financing transactions are an important accomplishment. They help provide the Company with flexibility and working capital to support our operations and exploit the opportunities we are working on and see ahead for the Company in 2005. The last several months have, frankly, been disappointing to us. Expected production orders from three key programs were delayed due to issues unrelated to our products or performance. We have strong indications from each of these customers that the order flow will resume soon. We also have been disappointed by delays in the availability of the rugged version of our VQG4 product developed under our arrangement with Curtiss-Wright Corporation’s VISTA Controls unit. We are working with VISTA to resolve this situation.

“These circumstances delayed the achievement of our expectation for producing consistent and growing operating profits and also created the need for more working capital than we had anticipated. We are pleased that we have been able to conclude these recent financing arrangements and are excited about the prospects we see developing for the balance of 2005.

“Finally, I would like to express our heartfelt thanks to Bob Garrison on behalf of our directors and management for his strong participation and valued guidance as a member of our board of directors. We look forward to his continued support as one of our most important investors.”

About TeraForce Technology Corporation
Based in Richardson, Texas, TeraForce Technology Corporation (OTCBB: TERA) designs, develops, produces and sells high-density embedded computing platforms and digital signal processing products, primarily for applications in the defense electronics industry. TeraForce’s primary operating unit is DNA Computing Solutions, Inc., www.dnacomputingsolutions.com.

Except for the historical information contained herein, the statements in this announcement are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward looking statements. Factors that might cause such a difference include, but are not limited to, those relating to: general economic conditions in the markets in which the company operates; success in the development and market acceptance of new and existing products; dependence on suppliers, third party manufacturers and channels of distribution; contingent liabilities; customer and product concentration; fluctuations in customer demand; maintaining access to external sources of capital; ability to attract and retain key management and technical personnel; issues regarding intellectual property rights; overall management of the Company’s expansion; and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.